Exhibit 99.1

Microsoft to Acquire aQuantive, Inc.

Company Details Plans to Build Internet-Wide Advertising Platform for

Advertisers, Publishers and Ad Agencies

REDMOND, Wash. — May 18, 2007 — Microsoft Corp. today announced it will acquire aQuantive, Inc., for $66.50 per share in an all-cash transaction valued at approximately $6 billion. This deal expands upon the Company’s previously outlined vision to provide the advertising industry with a world class, Internet-wide advertising platform, as well as a set of tools and services that help its constituents generate the highest possible return on their advertising investments.

“The advertising industry is evolving and growing at an incredible pace, moving increasingly toward online and IP-served platforms, which dramatically increases the importance of software for this industry,” said Steve Ballmer, chief executive officer of Microsoft. “Today’s announcement represents the next step in the evolution of our ad network from our initial investment in MSN, to the broader Microsoft network including Xbox Live, Windows Live and Office Live, and now to the full capacity of the Internet. Microsoft is intensely committed to creating a thriving advertising business and to partnering closely with all key constituencies in this industry to help maximize the digital advertising opportunity for all.”

The aQuantive acquisition enables Microsoft to strengthen relationships with advertisers, agencies and publishers by enhancing the Company’s world-class advertising platforms and services beyond its current capabilities to serve MSN. The acquisition also provides Microsoft increased depth in building and supporting next generation advertising solutions and environments such as cross media planning, video-on-demand and IPTV. Combining aQuantive’s technologies and services with Microsoft’s portfolio will provide value for the industry’s key constituencies as follows:

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Advertisers and ad agencies will benefit from a world-class media planning, buying and campaign management solution to drive maximum ROI and optimize their reach to audiences across the increasingly fragmented, interactive media landscape.

•	Media owners/publishers will gain access to best-in-class inventory optimization and monetization solutions across a full suite of rich media, video and targeting capabilities.

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The broader advertising ecosystem will benefit from the leading interactive advertising agency, Avenue A | Razorfish, continuing to serve its impressive client roster, while also embedding the voice of the marketer into Microsoft’s next generation advertising solutions and services.

Founded in 1997, aQuantive, Inc. (NASDAQ: AQNT) is the parent company of one of the industry’s most successful families of digital marketing service and technology companies, encompassing three primary brands.

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Atlas provides a set of advanced tools for both advertisers and publishers. The Atlas Media Console is an industry-leading toolset providing agencies and advertisers with capabilities to maximize ROI. The Atlas Publisher platform enables publishers to maximize monetization opportunities for their content.

•	DRIVEpm provides services to publishers and advertisers that match advertiser campaigns with publisher inventory enabling all parties to maximize ROI.

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Avenue A | Razorfish is one of the largest interactive ad agencies in the world, providing advertisers with industry-leading digital marketing consultation, media planning and buying, and creative services that help advertisers use the online channel to build meaningful, profitable relationships with their customers.

“Combining the talented people and deep technology and service expertise of these two companies will help make buying and selling media simpler, smarter and more cost effective for advertisers, agencies and publishers alike,” said Kevin Johnson, president, Platforms and Services Division at Microsoft. “Joining the capabilities of these groups is an important step toward our goal of becoming an industry leading, Internet-wide advertising platform.”

“aQuantive’s mission has been to leverage the power of digital marketing services and technologies to drive measurable results for our clients,” said Brian P. McAndrews, chief executive officer of aQuantive. “Microsoft has set a leading example in prioritizing industry partnership, transparency, measurement and quality, and we look forward to combining forces and bringing the value of our combined assets to bear for the benefit of advertisers, ad agencies and publishers.”

The deal is expected to be completed in the first half of Microsoft’s fiscal year 2008. The acquisition is not expected to have a significant impact on the financial guidance previously issued by the Company.

aQuantive, which has approximately 2600 employees, will continue to operate from its Seattle headquarters as part of Microsoft’s Online Services Business. The combination of Microsoft and aQuantive takes the Company’s advertising platform to the next level in its ability to serve Microsoft’s first party audience assets like MSN, Windows Live, Xbox Live, and Office Live, as well as for third party publishers and applications such as Facebook and Activision game titles.

At 5:45 a.m. PDT today, Microsoft will hold a teleconference to discuss the acquisition. To participate, U.S. residents can dial 888-930-9423, and those outside the United States can dial + 1-773-681-5992. Passcode is 2760445. The call will be available for playback beginning approximately one hour after the conclusion of the call through 5pm PDT on Tuesday, May 22. To access the playback, U.S. residents can dial 800-774-9248, and those outside the United States can dial +1 402-220-0372. An audio webcast of the conference call will also be made available at the investor relations website http://www.microsoft.com/msft.

About aQuantive

aQuantive, Inc., is a global digital marketing company, founded in 1997 to help marketers acquire, retain and grow customers across all digital media. It is the parent company of Avenue A | Razorfish, the largest interactive agency in the U.S., and five international agencies, DNA, Amnesia, NEUE DIGITALE, e-Crusade and Duke; Atlas, provider of integrated digital marketing technologies and expertise; and DRIVEpm, MediaBrokers and Franchise Gator, performance media and behavioral targeting businesses. Through its business units, aQuantive is positioned to bring value to any interaction in the digital marketplace. Its stock (ticker symbol: AQNT) is listed on the NASDAQ exchange. aQuantive’s website address is www.aquantive.com.

About Microsoft

Founded in 1975, Microsoft (Nasdaq “MSFT”) is the worldwide leader in software, services and solutions that help people and businesses realize their full potential.

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For further information regarding risks and uncertainties associated with Microsoft’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of Microsoft’s SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained by contacting Microsoft’s Investor Relations department at (800) 285-7772 or at Microsoft’s Investor Relations website at http://www.microsoft.com/msft.

All information in this release is as of May 17, 2007. The company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company’s expectations.